Exhibit 4.1

AMENDMENT NO. 1 TO

TAX BENEFIT PRESERVATION PLAN

This Amendment No. 1 to Tax Benefit Preservation Plan (this “Amendment”) is dated as of March 13, 2026 (the “Effective Date”), and amends the Tax Benefit Preservation Plan, dated as of February 26, 2026 (the “Plan”), between Seer, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Plan.

RECITALS

A. The Company previously entered into the Plan.

B. In accordance with Section 28 of the Plan, for so long as the Rights are redeemable, the Company may in its sole discretion supplement or amend the Plan in any respect without the approval of any holders of Rights Certificates, Preferred Stock or Common Stock, and the Rights Agent must, if the Company so directs, execute such supplement or amendment.

C. The Rights are currently redeemable and no person is an Acquiring Person.

D. The Company wishes to clarify certain terms in the Plan.

E. The Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 28 of the Plan.

F. The Rights Agent is directed to join in this Amendment.

AGREEMENT

The Parties therefore agree as follows:

Section 1.
Amendment of the Plan.
(a)
Section 1(e) of the Plan is amended and restated as follows:

“(e) A Person will be deemed to be the “Beneficial Owner” of, and will be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i) that such Person actually owns, directly or indirectly, or would be deemed to actually or constructively own pursuant to Section 382, including any “coordinated acquisition” of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent that ownership of such securities would be attributed to such Persons under Section 382), or otherwise would be aggregated with any securities owned by such Person pursuant to the Code, including Section 382;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, owns or has the legal, equitable or contractual right or obligation to acquire (whether directly or indirectly and whether exercisable, or whether such obligation is required to be performed, immediately or only after the passage of time, upon compliance with regulatory requirements, upon satisfaction of one or more conditions (whether or not within the control of such Person, Affiliate or Associate), or otherwise): (A) pursuant to any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), but only if the effect of such agreement, arrangement or understanding is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” as defined in Treasury Regulation § 1.382-3(a)(1); (B) upon the exercise of any conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement; (D) pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement, arrangement or understanding; (E) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; or (F) pursuant to any securities (including rights, options or warrants) that are convertible or exchangeable into, or exercisable for, Common Stock but only at such time as such securities are converted, exchanged or exercised or are otherwise “beneficially owned” (as determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Plan), except to the extent that the acquisition or transfer of any such security (including any rights, options or warrants) would be treated as exercised on the date of its acquisition or transfer pursuant to Treasury Regulations § 1.382-4(d), except, in each case, that that a Person will not be deemed pursuant to this Section 1(e)(ii) to be the Beneficial Owner of, or to Beneficially Own, securities (1) tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (2) issuable upon the exercise of Rights at any time prior to the occurrence of a Triggering Event; (3) issuable upon the exercise of Rights from and after the occurrence of a Triggering Event if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the

Distribution Date or pursuant to Section 3(a) or Section 22 (the “Original Rights”) or pursuant to Section 11(h) in connection with an adjustment made with respect to any Original Rights; or (4) that a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire, or does acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates), or any tender, voting or support agreement entered into by such Person (or one or more of its Affiliates or Associates) in connection with such merger or other acquisition, if in each case such agreement has been approved by the Board prior to a Section 11(a)(ii) Event occurring with respect to such Person (or one or more of its Affiliates or Associates);

(iii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote (including the power to vote or to direct the voting of) or dispose (or direct the disposition) of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Plan), including pursuant to any agreement, arrangement or understanding whether or not in writing, except that a Person will not be deemed to be the Beneficial Owner of, or to Beneficially Own, any security pursuant to this Section 1(e)(iii) as a result of an agreement, arrangement or understanding (whether or not in writing) to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; (B) is not also then reportable by such Person on Schedule 13D; or (C) does not constitute a trust, proxy, power of attorney or other device with the purpose or effect of allowing two or more persons, acting in concert, to avoid being deemed Beneficial Owners of such security or otherwise avoid the status of Acquiring Person under the terms of this Plan or as part of a plan or scheme to evade the reporting requirements under Schedule 13D or Sections 13(d) or 13(g) of the Exchange Act; provided however that this Section 1(e)(iii) shall apply in respect of an agreement, arrangement or understanding only if the effect of such agreement, arrangement or understanding is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” as defined in Treasury Regulation § 1.382-3(a)(1);

(iv) that are Beneficially Owned, directly or indirectly, by any other Person (or any of such Person’s Affiliates or Associates) with which such first Person (or any of such first Person’s Affiliates or Associates) has any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy to the extent contemplated by Section 1(e)(iii)) or disposing of any securities of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Person, or any of such Person’s Affiliates or Associates, as an “entity” as defined in Treasury Regulation § 1.382-3(a)(1), it being understood that no person who is an officer, director or employee of an Exempt Person will be deemed, solely by reason of such person’s status or authority as such, to be a Beneficial Owner of, to have Beneficial Ownership of or to Beneficially Own any securities of the Company that are Beneficially Owned (including in a fiduciary capacity) by an Exempt Person or by any other officer, director or employee of an Exempt Person, it being further understood that any stockholder of the Company, together with any Affiliate, Associate or other person who may be deemed to be a representative of such stockholder who is then serving as a director of the Company, will not be deemed to be the Beneficial Owner of, to have Beneficial Ownership of or to Beneficially Own any securities of the Company held by any other Person as a result of (A) any Person affiliated or otherwise associated with such stockholder serving as a director of the Company or taking any action in connection therewith; (B) discussing the status of its securities with the Company or other stockholders of the Company that are similarly situated; or (C) voting or acting in a manner similar to other stockholders of the Company that are similarly situated, absent a specific finding by the Board of an express agreement among such stockholders to act in concert with one another as stockholders so as to cause, in the good faith judgment of the Board, such Persons to be treated as an “entity” as defined in Treasury Regulation § 1.382-3(a)(1); or

(v) that are the subject of a derivative instrument or transaction entered into by such Person or any of such Person’s Affiliates or Associates, including, for these purposes, any derivative instrument (whether or not presently exercisable) acquired by such Person, or any of such Person’s Affiliates or Associates, that gives such Person, or any of such Person’s Affiliates or Associates, the economic equivalent of direct or indirect ownership of, or the opportunity to obtain ownership of, an amount of securities where the value of the derivative is determined in whole or in part with reference to, or derived in whole or in part from, the price or value of such securities, or that provides such Person, or any of such Person’s Affiliates or Associates, an opportunity, directly or indirectly, to profit, or to share in any profit derived from, any change in the value of such securities, in any case without regard to whether (A) the derivative conveys any voting rights in such securities to such Person, or any of such Person’s Affiliates or Associates; (B) the derivative is required to be, or capable of being, settled through delivery of such securities, cash or other property; or (C) such Person, or any of such Person’s Affiliates or Associates, may have entered into other transactions that hedge the economic effect of the derivative (it being understood that (1) in determining the number of shares of Common Stock that the subject Person will be deemed to Beneficially Own by virtue of the operation of this Section 1(e)(v), the subject Person will be deemed to Beneficially Own (without duplication) the notional or other number of shares of Common Stock that, pursuant to the documentation evidencing the derivative position, may be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated, in whole or in part, and in any case (or if no such number of shares of Common Stock is specified in such documentation or otherwise) as determined by the Board in good faith to be the number of shares of Common Stock to which the derivative position relates; and (2) the modification (directly or indirectly) of any derivative instrument or transaction that on the date of this Plan is not by its terms exchangeable or exercisable for, or convertible into, shares of Common Stock to provide for the possibility of, or the exchange or settlement of any such instrument or transaction for, the issuance or transfer of shares of Common Stock or an instrument or transaction providing for the issuance or transfer of shares of Common Stock will be deemed to be an acquisition of Beneficial Ownership of additional shares of Common Stock, in each case regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of shares of Common Stock then outstanding that are Beneficially Owned by such Person).”

Section 2.
No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Plan and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Plan and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment, on the one hand, and the Plan and the exhibits thereto, on the other hand, the provisions of this Amendment will govern.
Section 3.
Further Assurances. Each of the Parties will cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Amendment, the Plan and the transactions contemplated hereunder and thereunder.
Section 4.
Miscellaneous. Section 28, Section 32, Section 33, Section 34 and Section 35 of the Plan apply to this Amendment, mutatis mutandis.

[Signature page follows.]

The Parties are signing this Amendment on the Effective Date.

SEER, INC.

By:	/s/ David Horn
Name: David Horn
Title: President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Albert Guinto
Name: Albert Guinto
Title: Manager, Client Management, Issuer Services